Elliott’s Perspectives on BMC’s Significant Value and How to Unlock It June 20, 2012 Exhibit B

[
1 ]
[
1 ]
Additional Information
Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) have filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2012 Annual Meeting of
Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2012
Annual Meeting”) of BMC Software, Inc. (the “Company”). Information relating to the participants in such proxy solicitation has been included in the definitive proxy statement filed with the Securities and Exchange Commission and distributed to stockholders of the
Company on June 14, 2012 by Elliott. Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2012 Annual Meeting because they contain important information. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission's website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request by mail or telephone to MacKenzie
Partners, Inc., 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885).
Cautionary Statement Regarding Forward-Looking Statements
This presentation contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,”
“anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially.
Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this presentation and the material accompanying this presentation.

[
2 ]
[
2 ]
Situational Summary
What is this election about?
Elliott believes BMC can generate
significantly more
value for stockholders through new perspectives and change at the Board
BMC’s Board believes that the status quo is working and it is the best strategy for the Company and its stockholders
What is Elliott suggesting specifically?
Elliott has nominated four independent, highly-experienced technology executives who want to take a fresh look at the best way to create value for stockholders at BMC
We are proposing nominees who have significant operational experience, software & services experience and cloud experience and who will have only stockholder value in mind
What is BMC suggesting specifically?
What’s new in this book?
This book describes our view of the significant value present in BMC and why we believe our plan is far better for stockholders than the status quo.  We also present our Nominees and why they would bring valuable, fresh perspectives to the current Board
Elliott believes BMC’s rejection of any new insights or change is unacceptable.  We see multiple strategic and operational pathways forward that could realize significant additional value for BMC stockholders
We are advocating for a full strategic and operational review to consider all pathways to maximize value – strategic (sale, separation of the businesses, return of capital, spin, etc) and operational (margin improvement, superior focus on execution, better cloud investment)
BMC is suggesting their current plan is the best one: they have guided to a 9 percent EPS increase and mid-double digit ESM license bookings growth. It is our view that even if these goals are achieved, stockholders can do far better.
Furthermore, we
believe, given BMC’s track record of failed execution versus its guidance, there is a significant chance that BMC misses this plan

I. BMC is Worth Significantly More Multiple Pathways to Realizing Significant, Unlocked Value

[
4 ]
[
4 ]
Numerous Pathways to Greater Value at BMC
Operational Improvements
Several opportunities exist including, but not limited to:
i) Significant operating margin expansion opportunity due to bloat across multiple opex categories
ii) More effective cloud roll-out buoyed by thoughtful investment and strategy
iii) Far better execution in sales & marketing, a historically troubled area at BMC
Sale of the Entire Company
Sale of BMC could provide a very attractive outcome for stockholders
The transaction would be strategic and accretive to all expected potential strategic acquirers, and attractive to financial sponsors
Separation of Business Segments
BMC is two entirely separate businesses with different growth profiles, different optimal capital structures and different valuation multiples
Both ESM and MSM are attractive to buyers and we believe there are various tax structures available to minimize leakage that could be further explored through a committed and comprehensive strategic review
Leveraged Stock Buyback
BMC has sufficient debt capacity to borrow at attractive rates and buy back stock to boost stockholder returns
Dividends
BMC has a fortress balance sheet with significant cash balance and should consider making a stronger commitment to distributing cash to stockholders
Elliott advocates for BMC’s Board to engage in a full review of all alternatives available to maximize stockholder value.  These include both strategic and operational pathways, which should be considered and, we believe, are vastly superior to the Company’s current trajectory
Here are some of the alternatives we believe should be evaluated:

33%
10%
14%
7%
BMC Unaffected Stock Price
We believe Elliott's involvement and the market's speculation has supported BMC stock's recent outperformance
2012 YTD (JAN 2 – JUN 15) NO ELLIOTT OWNERSHIP (JAN 2 – MAR 16)
BEFORE ELLIOTT OWNERSHIP PUBLIC (MAR 19 – MAY 10) AFTER ELLIOTT OWNERSHIP PUBLIC (MAY 11 – JUN 15)
Source: Company Filings, Capital IQ
1. Calculated as if BMC stock price of $38.60 on 03/16/12 tracked peer and NASDAQ performance from 03/18/12 to 06/15/12
2. Represents BMC stock price on respective date
3. Proxy Peers include SYMC, CPWR, ADBE, CA, ORCL, MSFT, SAP, CTXS; listed in BMC’s FY2012 proxy filed with SEC on 06/05/12
4. 10-K Peers include IBM, HPQ, and CA; listed as BMC’s closest competitors in the Company’s annual 10-K report
Period of no involvement, where BMC stock had mixed results as compared to the market and its peers
Period beginning 03/19/12 when Elliott’s purchase of ~6.5% of BMC stock began, which we believe supported the outperformance of the stock
$38.60 prior day's closing stock price on 03/16/12
Period beginning 05/14/12 when Elliott’s involvement made public, which we believe resulted in a one-day stock price jump of 8.7% and supported significant outperformance relative to peers since
4%
(5%)
(8%)
(3%)
8%
(2%)
(4%)
(2%)
18%
17%
23%
14%
[
5 ]
Period of Mixed Results
“Outperformance” After Elliott Ownership Made Public
No major news made public during this period
“Outperformance” Supported by Elliott Stock Purchases
05/11/12:
$40.40 ²
03/16/12:
$38.60 ²
1
2
3
2
1
3
90%
100%
110%
120%
130%
140%
01/02/12 02/12/12 03/24/12 05/04/12 06/15/12
90%
100%
110%
120%
130%
01/02/12 01/20/12 02/08/12 02/26/12 03/16/12
90%
95%
100%
105%
110%
03/19/12 04/01/12 04/14/12 04/27/12 05/10/12
90%
95%
100%
105%
110%
115%
05/11/12 05/19/12 05/28/12 06/06/12 06/15/12
$40.40 prior day's closing stock price on 05/11/12 – which we use as “unaffected” in the presentation
Without any Elliott involvement and if BMC traded in line with NASDAQ and peers, we believe the stock price today would be approximately $35.73 ¹
1 2 3

- Preliminary areas of improvement opportunities include:
  - **Professional Services:** Increase in workforce efficiency, resulting in higher revenue per employee
  - **Sales & Marketing:** Improvements around coverage of clients, standardized pricing and sales force know-how
  - **R&D:** Cost savings by further off shoring and portfolio rationalization
  - **G&A:** Reduction in management overhead and greater integration of acquired companies

[
6 ]
[
6 ]
Operational Improvements
- Jim Schaper – Chairman and former CEO, Infor., Elliott’s Board Nominee
Source: Company Filings, Capital IQ, Thomson Reuters Estimates
1. LTM 03/31/12 operating margin based on non-GAAP operating income of $779.6mm less $132.5mm capitalized software development cost, less $12.0mm stock based compensation associated with capitalized software development cost, less $127.2mm stock based compensation, plus $93.6mm amortized software development cost
2. Based on incremental operating earnings from potential Professional Services gross margins of ~10% to 20% as compared to LTM 03/31/12 reported gross margin of 0.8%
3. Based on LTM 03/31/12 adjusted EBITDA margin applied to Thomson Reuters FY2013E revenue estimates; LTM EBITDA calculated as adjusted operating income plus depreciation
4. 5-Year average EBITDA multiple for 03/19/07 to 03/18/12
5. Unaffected stock price of $40.40 as of 05/11/12, which represents last trading day before Elliott’s position in BMC stock was made public
1
ILLUSTRATIVE POTENTIAL OPERATING MARGIN IMPROVEMENTS
Margin opportunity is significant, with greater EBITDA suggesting premiums to unaffected value
5
of 23% – 45%
at the current multiple, and upside to 60% should the market award a historical multiple of 10.3x
27.7%
32% - 39%
2% - 4%
0.5% - 1.5%
1% - 3.5%
1% - 2%
Adj. LTM
Operating
Margin
G&A
R&D
Sales &
Marketing
Prof. Services
Earnings
Contribution ²
LTM
Operating
Margin ¹
ILLUSTRATIVE VALUE ENHANCEMENT
($ in millions)
Low Range High Range
FY2013E EBITDA ³ $678 $678
Margin Improvement (Low / High) 4.5% 11.0%
Incremental EBITDA $104 $253
Adjusted 2013E EBITDA
$782 $931
2013E 5-Yr Avg.
4
2013E 5-Yr Avg.
4
TEV / EBITDA Mult. 9.2x 10.3x 9.2x 10.3x
Implied Enterprise Value $7,180 $8,035 $8,556 $9,574
Net Cash 737 737 737 737
Implied Equity Value $7,917 $8,772 $9,292 $10,311
% Premium to Unaffected
5
23.1% 36.4% 44.5% 60.4%
“There appears to be significant opportunity for margin expansion – from professional services, tight integration of prior acquisitions and non revenue producing headcount.  I think the Company could do far better with a focused approach to efficiency that will drive productivity and still allow for aggressive investments to drive growth.”

1

CAGR: 166%
$92.6
$1.9
FY2007A
FY2011A

CAGR: 16%
$22.1
$12.3
2011
2015E

???
???
$9.7
FY2012A
FY2015E

[
7 ]
[
7 ]
Operational Improvements (cont’d)
BMC should be a leader
in cloud products for management software.  With over 20,000 customers and the inertia of high-quality on-premise solutions like Remedy and Blade, BMC should be driving real growth
- John Dillon, CEO Engine Yard, former CEO Salesforce.com., Elliott’s Board Nominee
Source: Company Filings, Capital IQ
1. SaaS market size as per Wall Street Research
ILLUSTRATIVE CLOUD OPPORTUNITY
SaaS and cloud present a significant market opportunity for
BMC – execution here, with proper Board oversight, is key
Customers want BMC to succeed in cloud – BMC offers a wealth of strong on-premise solutions that integrate well
—
BMC was late to SaaS, but the opportunity is immense for the Company to get it right
—
“We've been a BMC customer for years and they have great products.  It was our preference to stay with them but when we looked to add SaaS, they had nothing. The next time we refresh, we would optimally like to work with BMC but it will depend on their offering” – BMC on-premise customer
An understanding of the emerging technology trends, focused investment, and deep operational expertise could result in meaningful returns
TOTAL ADDRESSABLE SAAS MARKET ¹
($ in billions)
REVENUES
($ in millions)
SAAS REVENUES
($ in millions)
0.45% of Total Revenues ??? of Total Revenues
ServiceNow, a direct competitor to BMC’s
Remedy product offering, has historically
achieved revenue growth
Going forward, a significant SaaS market
opportunity potentially exists
Will BMC be able to capitalize
on this market growth?
“BMC has a real opportunity to succeed in SaaS.  However, cloud development is very different from on-premise development and
BMC’s strategy has to be different, too.  With a targeted team of SaaS developers, a reasonable budget and an aggressive timeline,
BMC should be back in the game as a leader.”
A Board of Directors with a strong background and the ability to guide management is the right approach

2

bmc software

ca technologies | CISCO | DELL | EMC²

hp | IBM | ORACLE | symantec.

Advent International | Apax Partners | BainCapital | The Blackstone Group

The Carlyle Group | FP Francisco Partners | General Atlantic Partners | Golden Gate Capital

Hellman & Friedman LLC | KKR | Silver Lake | symphony

THL | Thoma Bravo | TPG | V

[
8 ]
[
8 ]
Sale of the Entire Company
We believe BMC is significantly attractive to strategic and financial sponsors alike
Strategic Buyers
BMC offers significant strategic rationale
Extensive customer presence at the IT desk
Well regarded reputation in management software and
heterogeneous environments
Ability to package and bundle hardware, other software,
services, etc.
Financial logic is further compelling
Accretive for all expected buyers
Significant synergy potential exists
BMC offers hardware vendors the opportunity to move up the
value chain and to increase margins
With over $2bn in revenues, BMC as a whole or even just ESM
moves the needle
BMC represents a compelling LBO candidate…
Recurring revenue profile with deeply installed customer base and relationships
Highly-leverable maintenance revenue stream and mainframe
business
…with significant upside and optionality
Meaningful cost opportunity in more efficient operations
Ability to invest for growth and improve execution
Opportunity to separate ESM and MSM businesses
Exit pathway also clear
BMC should ultimately be consolidated by a strategic, but proper execution and/or separation of the businesses may be better
done privately first
Private Equity Buyers
1. Unaffected stock price of $40.40 as of 05/11/12, which represents last trading day before Elliott’s position in BMC stock was made public
We believe a premium of approximately 36% –
61% to the unaffected value ¹ is possible
Financially attractive with possible upside of
up to 29% premium to unaffected value ¹

[
9 ]
Separation of Business Segments
BMC is comprised of two separate companies – we believe the Company’s value could be significantly increased by positioning the segments’
growth, investment requirements and capital needs / structures independently
Growth Profile
Lower-growth with a focus on growing automation,
retention and maintenance
Proper Investment
Invest in automation (distributed) with mainframe having
limited needs to maintain proper execution and maintenance
retention
Focus on high margins, lean cost structure, cash flow
maximization
Capital Needs / Structure
Should be levered with a focus on returning maximum cash
to stockholders
Growth Profile
Products positioned in extremely large and attractive growth markets
Opportunity for hyper-growth SaaS products
Proper Investment
Invest aggressively in SaaS, cloud and integrated offerings
Potential margin opportunity in more efficient execution
Capital Needs / Structure
Growth-focused, lean company using cash for targeted
development and tuck-in M&A to accelerate top-line
Recurring revenues from existing customers
and ability to grow via new contracts
Valued as mature, stable, high cash flow
generating software business
Upside potential from emerging virtualization /
cloud / SaaS market segments
Valued as high growth, dynamic distributed
environment software business
Enterprise Service Management (“ESM”) Mainframe Service Management (“MSM”)

[
10 ]
Separation of Business Segments (cont’d)
3
Enterprise Service Management (“ESM”) Mainframe Service Management (“MSM”)
Illustrative Potential Value Creation From Separation of Business Segments
Source: Company Filings, Capital IQ, Wall Street Research, Thomson Reuters Estimates
Note: LTM as of 03/31/12; Market data as of 06/15/12; Analysis does not include any tax considerations / leakage or potential revenue dis-synergies associated with a potential transaction
1. ESM peers include CTXS, NTCT, OPNT, PEGA, QSFT and VMW; QSFT market data as of 03/08/12 – one day prior to Insight Venture’s announcement of potential acquisition
2. LTM EBITDA calculated as MSM segment operating income plus depreciation allocated proportional to segment operating expenses
3. MSM peers include CA, CPWR, MCRO, PRGS, SOW
4. Based on unaffected stock price of $40.40 as of 05/11/12, which represents last trading day before Elliott’s position in BMC stock was made public
At a conservative bifurcated valuation multiple range for the ESM and MSM segments,
BMC could realize potential premiums of 17% – 46% to the unaffected value
ILLUSTRATIVE COMBINED VALUE ENHANCEMENT
Better current execution,  greater
confidence in growth and more
return of capital could yield further
upside to these figures
MSM LTM EBITDA Multiple
5.0x 5.5x 6.0x 6.5x 7.0x
2.5x 3.0% 6.9% 10.9% 14.8% 18.8%
3.0x 13.4% 17.4% 21.3% 25.3% 29.2%
3.5x 23.9% 27.8% 31.8% 35.7% 39.6%
4.0x 34.3% 38.3% 42.2% 46.1% 50.1%
4.5x 44.8% 48.7% 52.6% 56.6% 60.5%
($ in millions)
LTM Revenues $1,342
ESM Peer ¹ LTM Revenue Multiple
High: 8.6x
Low: 2.4x
Mean: 4.1x
Illustrative ESM Standalone Enterprise Value:
Revenue Multiple Valuation Range
2.5x
$3,355
3.5x
4,697
4.5x 6,039
($ in millions)
LTM EBITDA ² $506
MSM Peer ³ LTM EBITDA Multiple
High: 10.8x
Low: 6.3x
Mean: 7.6x
Illustrative MSM Standalone Enterprise Value:
EBITDA Multiple Valuation Range
5.0x
$2,532
6.0x
3,038
7.0x 3,544
4
4
Additionally, opportunity exists to perform a  leveraged capital return in the MSM business, thereby increasing total value to stockholders

[
11 ]
Separation of Business Segments (cont’d)
While it is possible to create value through trading each segment on its own, the potential also exists to realize superior returns if as a result of the separation various strategic and financial acquirers are able to purchase the segments of BMC they covet most
Elliott believes each of BMC’s business segments possess significant value that may be realized through an M&A exit, thereby delivering premium value to stockholders
The ESM business segment could be attractive to several strategic buyers alone and could generate numerous attractive bids
Strategic customer presence, well-positioned products and significant bundling abilities present a strong growth opportunity with enhanced execution
Significant synergy potential to a strategic acquirer – ESM’s FY2012A operational expenses of $1,060mm
With an appropriate valuation multiple, the upside to stockholders from a sale of the ESM business segment could be enormous
It may potentially be value accretive to stockholders to sell only the MSM business segment if a strong bid were received
Generates stable cash flow, with strategic customer presence and additional operating margin improvement potential
Moreover, a sale of the MSM business segment enables repositioning of BMC as a growth-focused, leaner ESM business
We believe there exist several buyers who would find the MSM segment to be an attractive acquisition
If acquirers express interest in only one of BMC’s segments, there are creative transaction structures available to effect a transaction to maximize value
We believe there are tax efficient structures available to effect the sale of both the ESM and MSM segments separately or of just one segment with minimal potential tax leakage
3
A committed and comprehensive review of strategic alternatives would provide the Board this insight
“It is possible that one party could purchase the mainframe business separately from the aggregate company and a different party purchase the ESM businesses. This would solve some of the issues related to the mainframe business with some potential acquirers”
- J.P. Morgan (May 15, 2012)

[
12 ]
[
12 ]
Leveraged Stock Buyback
Source: Capital IQ, Wall Street Research, Thomson Reuters Estimates
1. Based on stock price of $43.76 as of 06/15/12
2. For incremental debt up to $1.0bn, assumes 5-year and 7-year notes raised at 3.5% and 4.0% respectively, for incremental debt of $1.25bn – $1.5bn, assumes 5-year and 7-year notes raised at 3.75% and 4.25%
respectively, and for incremental debt of $1.75bn – $2bn, assumes 7-year and 10-year notes raised at 4.5% and 5.0%
4
BMC has significant excess debt capacity given its recurring revenue base, stable free cash flow generation, and current net cash position
Company can issue debt or use excess free cash flow and excess cash for stock repurchases
Returning capital and addressing operational challenges should yield significant return
Assumes BMC raises between $1bn and $2bn to buy back stock
Assumes two scenarios:
Pro forma impact based on standalone FY2013E estimates
Pro forma impact based on 0% – 8% operating margin improvement on FY2013E estimates
Marginal operating improvements results in significant value to stockholders
Pro-forma LTM Net Debt/EBITDA at serviceable levels
Clearly accretive to EPS
ILLUSTRATIVE STOCK BUYBACK ANALYSIS
BMC could realize potential premiums to current value ¹ of 20% – 41%, if a leverage stock buyback of $1.25bn – $1.75bn and operating margin improvements of 2% – 6% are achieved
Operating Margin Improvement
0.0% 2.0% 4.0% 6.0% 8.0%
$1,000 10.6% 17.4% 24.2% 31.1% 37.9%
$1,250 13.4% 20.5% 27.6% 34.7% 41.8%
$1,500 16.7% 24.1% 31.6% 39.0% 46.4%
$1,750 18.2% 26.0% 33.7% 41.5% 49.2%
$2,000 21.8% 29.9% 38.1% 46.2% 54.3%
FY2013E VALUE ENHANCEMENT ¹ ²
($ in millions)

(As of 06/15/12) Dividend (As of 06/15/12) Dividend (As of 06/15/12) Dividend
Company Yield Company Yield Company Yield
Apple ² 1.8%
Automatic Data Processing 2.9% Analog Devices 3.3%
Microsoft 2.7% Dell ³ 2.6% Altera 1.0%
IBM 1.7% Corning 2.3% Xerox 2.2%
Oracle 0.9% Broadcom 1.2% Western Union Company 2.5%
Intel 3.3% Intuit 1.0% Fidelity National 2.4%
QUALCOMM 1.8% Motorola Solutions 1.8% Amphenol 0.8%
Cisco Systems 1.9% Applied Materials 3.3% Xilinx 2.7%
Visa 0.7% Activision Blizzard 1.6% KLA-Tencor 2.9%
Hewlett-Packard 2.4% CA Technologies 3.8% Maxim Integrated Products 3.4%
Texas Instruments 2.4% Paychex 4.0% Linear Technology 3.3%
Median 2.4%
BMC Software 0.0%
[
13 ]
[
13 ]
Dividends
Many leading technology companies now embrace dividends to instill managerial discipline and reward stockholders
Source: Company Filings, Capital IQ, Wall Street Research, Thomson Reuters Estimates
1. Based on analysis of current dividend paying companies from set of top 100 listed domestic technology companies by market cap
2. Apple announced a quarterly dividend of $2.65 on 03/19/12
3. Dell announced a quarterly dividend of $0.08 on 06/12/12
4. Based on Wall Street Research; calculated as operating cash flow less capital expenditures and capitalized software development costs
LISTED TECHNOLOGY COMPANIES – U.S. HEADQUARTERED ¹
POTENTIAL RETURN TO STOCKHOLDERS
BMC has $1.6bn cash on the balance sheet and generates significant cash flow from operations – ~40%, or ~$640mm cash assumed “on-shore”
Opportunity exists for BMC to return capital to stockholders in the form of dividends
—
Returns immediate capital to stockholders
—
Instills much-needed management discipline with capital deployment due to "non-discretionary" nature of dividends
—
Establishes BMC in the company of other leading technology bellwethers employing dividends as a component of Total Shareholder Return
—
Attracts a new class of institutional stockholders focused on yield
—
Accomplishes all the above while maintaining a fortress balance sheet
Analysis assumes no incremental leverage
BMC could start paying dividends to stockholders without
compromising the healthy balance sheet it currently maintains
($ in millions, except per share data)
Per Share Dividend Paid to Stockholders $1.10
BMC Stock Price as of 06/15/12 43.76
Dividend Yield - BMC Pro Forma 2.5%
Dividend Yield - Comparable Technology Companies 2.4%
FY2012A BMC Cash Balance $1,583.0
Plus: FY 2013E Free Cash Flow
4
643.5
Less: Expected Dividend Payment (175.1)
Pro Forma FY 2013E BMC Cash Balance $2,051.4
Dividend as % of FY2013E BMC Cash Balance 8.5%
Dividend as % of FY2013E Free Cash Flow 27.2%

[
14 ]
[
14 ]
Strategic and Operational Review
We believe that the strategic and operational opportunities to enhance stockholder value outlined in this presentation are absolutely worth evaluating, understanding and implementing as appropriate
Furthermore, more than one of the value creating steps could be implemented concurrently to maximize stockholder value
Operational Improvements + Capital Redeployment could yield significant value
Creating a leaner, growth-focused business that returns capital to stockholders could create incremental value ¹ in the range of
23% – 45%, a significant opportunity
Operational Improvements + Separation of business units with Proper Capital Return
ESM and MSM as separate businesses, appropriately run for each side (ESM – growth focused, MSM – cash flow return focused) could yield incremental value ¹ in the range of
17% – 46%
Sale of BMC – in whole, or in part
Numerous parties have contacted us and we believe that the risk/reward of a sale of all or part of the business could result in a
premium of approximately 29% – 61% to the unaffected value ¹
and should not be dismissed
BMC’s Current Board and Management have expressly stated that they prefer their plan – the Status Quo
We believe stockholders deserve a thoughtful Board and a constructive approach to value maximization.
These operational and strategic opportunities have the promise of potential significant value and should be evaluated
“We just don’t agree that we need four new Directors in order to execute…we refresh our Board pretty regularly, and we think that we can do that using the strategy that we’ve been using”
– Bob Beauchamp
Elliott Management has taken its fight with BMC to shareholders
Wall Street Journal (June 14, 2012)
Source: Company Filings, Capital IQ, Elliott Estimates
1. Represents premium to unaffected stock price of $40.40 as of 05/11/12, which represents last trading day before Elliott’s position in BMC stock was made public

II. BMC’s Plan is For More of the Same…

[
16 ]
[
16 ]
BMC’s Plan is For the Status Quo
As recently as last week, BMC reiterated its plan for the Company which made obvious management’s stubbornness to maintain the status quo.  A vote for BMC’s Directors appears to be a vote for the following:
The same
Board
The same
plan to try to improve execution in ESM
“BMC has increased ESM direct sales capacity to drive additional future revenue…Reducing turnover is an important element to increasing the productivity of our sales force”
The same
approach to attempting to grow
“Your Board and management team are driven by a deep understanding of the software and computing industries in which we operate”
“…we've got a very strong and independent Board of Directors who have proven to be able to grow and to change as the industry grows.”
The same
plan relating to return of capital to stockholders
“In fiscal 2013, we expect the level of share repurchase activity to be consistent with the prior years.”
The same
M&A Plan
“Innovation and a disciplined acquisition program are core to our strategy”
The same
compensation plan
“Our compensation plan is designed to ensure that the interests of BMC’s management team are directly aligned with the interests of all of our stockholders and that senior executives continue to focus on delivering strong stockholder returns.”
This same plan hasn’t worked.  Why should stockholders trust that it will work this time?
What does it mean for the company?  Our guess is more of the same…
1
2
3
4
5
6
Source:       Management quotes from BMC’s letter to stockholders dated 06/12/12 and Wall Street Journal article “Elliott Management Has Taken its Fight with BMC to Stockholders” dated 06/14/12

[
17 ]
The Status Quo – It Hasn’t Worked…
3-YEAR ¹ 2-YEAR ¹
By almost any objective measure, over just about any relevant time period and against almost any pertinent benchmark, BMC's shares have significantly underperformed
Source: Capital IQ
1. As of 03/18/12, which represents date prior to which Elliott’s purchase of over 9mm shares of BMC began, causing stock prices subsequent to this date to not be applicable due to this extraordinary support
2. Represents average of Nasdaq, S&P 500, and Dow Jones Industrial indices
3. Proxy Peers include SYMC, CPWR, ADBE, CA, ORCL, MSFT, SAP, CTXS; listed in BMC’s annual proxy statement for LTIP determination purposes
4. 10-K Peers include IBM, HPQ, and CA; listed as BMC’s closet competitors in the Company’s annual 10-K report
1-YEAR ¹
[
17 ]
1
104.9%
87.9%
86.9%
64.0%
56.8%
21.9%
iShares
Software
Index
Market
Indices ²
Proxy
Peers ³
10-K
Peers
4
19.1%
12.8%
(19.3%)
3.5%
10.8%
12.3%
iShares
Software
Index
Market
Indices ²
Proxy
Peers ³
10-K
33.8%
24.3%
21.5%
16.1%
8.0%
(1.9%)
iShares
Software
Index
Market
Indices ²
Proxy
Peers ³
10-K
Peers
4
Peers
4

[
18 ]
…Nor does the Status Quo look like the Best Possible Future
Based on various valuation methods, BMC’s current plan doesn’t seem to come close to the appeal of a better
Board, considering all operational and strategic options:
[
18 ]
BMC’S CURRENT STOCK PRICE AND PROSPECTS UNDER STATUS QUO
POTENTIAL VALUE ENHANCEMENT
Under any of Elliott’s proposed operational and strategic improvements, we believe there could be significant increase in value to stockholders
Source: Company Filings, Capital IQ, Thomson Reuters,  Elliott Estimates
1. Represents date prior to which Elliott’s purchase of over 9mm shares of BMC began, causing stock prices subsequent to this date to not be applicable due to this extraordinary support
2. Calculated as if BMC stock price of $38.60 on 3/16/12 tracked peer and NASDAQ performance from 03/18/12 to 06/15/12
3. Mean analyst target price and mean long-term growth rate per Thomson Reuters as of 06/15/12
4. Represents premium to unaffected stock price of $40.40 as of 05/11/12
5. Represents premium to stock price of $43.76 as of 06/15/12
The status quo suggests value of $36 - $44.  We believe stockholders can do better.
A more inquisitive Board, with open minds and new ideas has the potential to deliver greater value
Represents potential premium to BMC stock price achievable upon implementation of Elliott’s suggested strategic and operational improvements
$43.76
$43.45
9.5%
03/16/12 ¹ Unaffected – 05/11/12
(Last Trading Day
Before Elliott’s Position in
BMC Stock Made Public)
Current – 06/15/12
(With Significant Support
from Elliott's Buying and
Market Speculation)
Adj. 06/15/12 Stock Price
(Assuming Stock Tracked
NASDAQ and Peers ²
Since 03/18/12)
Target Price Per
Analyst Estimates ³
Mean Long Term
Growth Rate ³
~17% – 46%
~20% – 41%
~29% – 61%
~23% – 45%
2.5%
Operational Improvements
4
Sale of BMC
4
Share Repurchase
5
Potential Dividend Yield From
Initiating Dividend Payments
Separate ESM /
MSM Businesses
4
$38.60
$40.40
$35.73

[
19 ]
[
19 ]
Management’s Same Story Doesn’t Really Fit…
BMC’s Board and management believe they have done well enough to maintain the status quo.
Why should we believe they can execute this time around??
Source: Company Filings, Capital IQ
1. Peers as defined in BMC’s proxy filed with the SEC on 06/05/12 and include ATVI, ADBE, AKAM, ADSK, BRCD, CA, CTXS, CPWR, EA, INTU, JNPR, NTAP, CRM, SYMC, SNPS, TDC, VRSN, VMW
2. Represents average of NASDAQ, S&P 500, and Dow Jones Industrial indices as of 03/18/12, which represents date prior to which Elliott’s purchase of over 9mm shares of BMC began, causing stock prices subsequent to this date to not be applicable due to this extraordinary support
“For the five-year period ending fiscal year 2012, BMC has
outperformed the S&P500 by 31 percent and the NASDAQ by three percent. For the 10 year period ending fiscal year 2012, BMC has outperformed the S&P500 by 92 percent and the NASDAQ by 44
percent”
“Importantly, your Board and management team have proven
themselves to be flexible, adaptable and experienced at capturing the growth created by new technology waves and building sustainable stockholder value”
By management’s own admission the Company was late in
entering the SaaS market:
“We were then late, unfortunately, as you well know, to the SaaS market. So when it turned to SaaS, we didn't have a great answer at the same time”
–Bob Beauchamp (Q4 2012 Earnings Conference Call)
BMC stockholders saw total returns of -19% and 22% in the last one and three fiscal years, respectively; meanwhile, BMC’s
peers ¹ generated average total returns of 4% and 133% over the same one and three year period
“We believe continued successful execution of our strategy and targeting a highly attractive market will deliver value to our customers and drive strong financial results and total stockholder returns”
BMC stock price has underperformed over more relevant time
periods for stockholders of 1, 2, and 3 years against the average of market indices ² by -32%, -26%, and -66%, respectively
Looking back 5 to 10 years ignores the recent underperformance in the stock price (and, we believe, is an irrelevant self-serving perspective)
MANAGEMENT’S CLAIMS IN STOCKHOLDER LETTER (6/12/12) ELLIOTT’S PERSPECTIVE
1

[
20 ]
[
20 ]
Management’s Same Story Doesn’t Really Fit…(cont’d)
Source: Company Filings, News Reports
1. Management quote from Wall Street Journal article “Elliott Management Has Taken its Fight with BMC to Stockholders” dated 06/14/12
BMC has made similar claims since 2009, however, it appears
that management is still struggling to resolve the very same sales force related issues:
“BMC has made a significant investment in additional ESM direct sales capacity and adjusted the compensation structure, both of which we believe will drive growth as the sales force gains additional experience”
“So over the course of Fiscal 2009, we significantly strengthened our sales force. We invested in the most complete and powerful sales training in our history.  We brought in new management and sales professionals to upgrade an already strong and talented team”
– Bob Beauchamp (2009 Annual Report)
“Your Board and management team are dedicated to building value for all stockholders. We are excited about the opportunities that lie ahead and are confident in our future success”
“In fiscal year 2013, we are targeting ESM license bookings growth in the low double digits”
For FY2012 BMC’s management originally projected +20% ESM
license bookings growth. In fact, FY2012 ended with a year-over-
year decline in ESM license bookings of 11%
This, to us, represents management’s profound failure to
understand BMC’s underlying business trends and challenges,
and gives us no confidence in management’s ability to predict future business prospects and performance in the ESM license business
“We think that we’ve got a very strong and independent Board of
Directors who have proven to be able to grow and to change as the industry grows. We refresh our Board pretty regularly, and we think that we can do that using the strategy that we’ve been using.” ¹
“BMC's Director nominees are proven leaders with a diverse range of relevant business, financial and corporate governance experience and expertise, and they have the critical industry knowledge and experience to continue executing the Board and management's strategy to enhance value for all BMC stockholders”
MANAGEMENT’S CLAIMS IN STOCKHOLDER LETTER (6/12/12)
The average tenure among the group of four Directors that we believe should not be elected is over 15 years on BMC’s Board, much higher than industry norm
Additionally, these four incumbents have executive experience as a consultant, a government employee from the Federal
Reserve, manager of a recruiting company and a
satellite/telecom background, none of which is directly relevant for an enterprise software company like BMC
ELLIOTT’S PERSPECTIVE
1
Elliott believes BMC can be a GREAT company – but the same plan and the same Board is the wrong answer

FY 2009	*"So over the course of Fiscal 2009, we **significantly strengthened our sales force.** We invested in the most complete and powerful sales training in our history. We brought in new management and sales professionals to upgrade an already strong and talented team"* **– Bob Beauchamp (2009 Annual Report)**
FY 2010	*"We **substantially upgraded our Enterprise Service Management (ESM) sales force** and expect that we'll increase the average number of productive sales reps in fiscal 2011 by 20% over last year's levels"* **– Bob Beauchamp (2010 Annual Report)**
FY 2011	*"We **also strengthened our ESM sales team**, achieving a 20% increase in the average productive sales headcount compared to the prior year, while significantly slowing attrition"* **– Bob Beauchamp (2011 Annual Report)**
FY 2012	*"We made **further progress to improve sales execution, including numerous steps taken to address sales attrition, and our tenured and overall ESM sales force capacity, excluding Numara, is up**, finishing the year with 20% more total sales capacity than at the beginning of fiscal 2012…. The progress here is evidence of our efforts to address our well-documented fiscal 2012 challenges to improve sales force capacity and productivity, and it puts us in a much-improved position as we enter fiscal 2013"* **– Bob Beauchamp (Q4 and FY2012 Earnings Call on May 9, 2012)**

[
21 ]
The Same ESM Plan – Again?!
[
21 ]
2
Source: Company Filings, Capital IQ
“Reducing turnover is an important element to
increasing the productivity of our direct sales force. In
the second half of fiscal 2012, we implemented a
new sales leadership structure, increased
investment in our sales employee retention
programs, and adjusted our compensation
practices to ensure that we attract and retain the
best sales talent and appropriately incent them”
– Bob Beauchamp
(June 12, 2012 Letter to Stockholders)
BMC’s most recent letter to
stockholders reiterates its plan for ESM
After four years of management “focus” on strengthening ESM sales force, it still remains a major issue
This is the SAME plan
for the last four years
BMC management’s plan for ESM has not worked over the last several years and we question management’s ability to predict the business’ prospects and manage effectively
BMC’s management projected +20% ESM license bookings growth when the year ended with -11%
"Low 20's"
"Mid-Teens"
"Mid-Single
Digits Decline"
"High Single Digits to
Low Double Digits Decline"
(11.0%)
Low Double Digits
Q4 11
Prediction
Q1 12
Prediction
FY 13
Prediction
???
Q2 12
Prediction
Q3 12
Prediction
Q4 12
Actual

($ in millions)
10-Years of organic growth
+ Undisclosed M&A revenue
+ “Growth” from acquired businesses
[
22 ]
[
22 ]
The Status Quo Growth Plan Hasn’t Worked
Market entrants like ServiceNow (launched in 2004) and Solar Winds (launched in 1999) saw the opportunity in the marketplace
BMC was late, launching Remedy OnDemand and RemedyForce in 2010, which only generated $10mm of revenues in FY2012
“It’s not all going to be Software as a Service,
I’ve met no CIOs who think that”
– Bob Beauchamp
(2007, Interview with The Australian)
BMC says its Board understands the markets and software – but many members don’t have relevant backgrounds and the results don’t bear it out…
Source: Company Filings, Capital IQ, News Reports, Wall Street Research, 451 Research
1. FY2002A ESM revenues include other software revenues and exclude other revenues of $7.9mm
2. Represents LTM Revenues at the time of acquisition
3. Includes LTM Revenues of  RealOps, Phurnace, GridApp, IT Masters, ProactiveNet, and Tideway Systems at the time of acquisition
4. Represents implied revenues from acquisitions and organic growth to bridge from FY2002A ESM reported revenue and disclosed LTM revenue of acquired businesses to FY2012A ESM  reported revenue
BMC ESM SEGMENT - LACK OF ORGANIC GROWTH
3
“SaaS initiative includes our new BMC
Remedy OnDemand Solution, which provides
customers with a full industry leading service
management offering delivered as a service”
–Bob Beauchamp
(Q4 2010 Earnings Conference Call)
“We were then late, unfortunately, as
you well know, to the SaaS market. So
when it turned to SaaS, we didn't have
a great answer at the same time”
–Bob Beauchamp
(Q4 2012 Earnings Conference Call)
$706
$1,342
$250
$39
$71
$44
$212
$20
FY2002A Total
ESM Revenue ¹
² ²
²
²
Other Revenue
From Acquisitions ³
Other Revenue
4
FY2012A Total
ESM Revenue

Management’s Plan to Return Capital to Stockholders
4
Despite modest share repurchase activity BMC has historically maintained significant excess cash on balance sheet which presently earns insignificant amount of interest income
Additionally, BMC generates positive free cash flow which has aided in maintaining high levels of cash on the balance sheet
The excess cash, while providing a safety cushion, arguably earns lower returns than any reasonable return on equity
Elliott believes that BMC can return higher level of capital to stockholders to boost returns without jeopardizing the Company’s fortress balance sheet
Moreover, opportunity exists to issue debt to buy-back more stock than management’s existing plan in FY2013 “to maintain the level of share repurchase activity to be consistent with the prior years”
BMC’S EXCESS CAPITAL FOR STOCK BUYBACK
Source: Company Filings, Bloomberg
1. Calculated as operating cash flow less capital expenditures and capitalized software development costs
2. EBITDA based on non-GAAP operating income of $779.6mm less $132.5mm capitalized software development cost, less $12.0mm stock based compensation associated with capitalized software development cost, less
$127.2mm stock based compensation, plus $93.6mm amortized software development cost, plus $37.8mm depreciation
3. Includes long-term borrowings and capitalized leases
4. Based on Wall Street Research; calculated as operating cash flow less capital expenditures and capitalized software development costs
[
23 ]
There are opportunities to improve BMC’s capital structure to increase stockholder  value beyond management's current plan of stock buyback
BMC’S HISTORICAL CASH
FYE March 31, B/S Cash Free Cash Flow ¹
2008 $1,351 $487
2009 1,097 484
2010 1,434 532
2011 1,689 627
2012 1,583 641
Average $1,431 $555
($ in millions)
($ in millions)
BMC has historically generated and
maintained significant cash on balance sheet
We believe that a range of 1x-2x Net Debt / EBITDA
is a reasonable capital structure for BMC
Net Debt / LTM EBITDA ²
1.0x 1.5x 2.0x
Net Debt Capacity $639 $959 $1,279
Plus: FY2012A B/S Cash 1,583 1,583 1,583
Total Debt Capacity $2,222 $2,542 $2,862
Less: FY2012A Existing Debt ³ (846) (846) (846)
Additional Debt Capacity $1,376 $1,696 $2,015
Plus: FY2013E Free Cash Flow
4
643 643 643
Total Available Capital $2,019 $2,339 $2,659

$2,557
$2,418
FY2002A - FY2012A
R&D Expense
FY2002A - FY2012A
M&A Spend ¹
[
24 ]
[
24 ]
The Same M&A Plan is Not the Answer
Source: Company Filings, Capital IQ,  Wall Street Research, 451 Research
1. Approximate amount spent on acquisitions between FY2002A to FY2012A
BMC R&D EXPENSE AND M&A SPEND
BMC has paid significantly high multiples for its acquisitions
—
27 acquisitions for over $2.4 billion aggregate value
—
Paid high revenue multiples for relatively low revenue scale businesses (e.g. 17.5x for RealOps, 13.3x for Phurnace, 11.7x for GridApp, 11.4x for
BladeLogic, 6.5x for Coradiant, 5.8x for Marimba)
BMC spends significant cash and an inordinate amount of time on extremely small acquisition targets
—
Despite small revenue base, revenue growth has not followed
In addition to M&A, BMC also spends significant cash on R&D
We question BMC’s ability to effectively channel R&D and integrate its acquisitions and maintain their targets’ growth trajectories
Moreover, also calls into question BMC’s core organic growth as total revenue has grown only at a CAGR of 5% from FY2002 to FY2012
BMC has spent significant amount of stockholder capital on R&D and an M&A strategy which has not contributed meaningfully to organic revenue growth
($ in millions) ($ in millions)
Approximately $5 billion in
Collective Spend
While BMC’s management has spent ~$5bn on R&D and M&A, revenues have only grown by $883mm or less than 18% of the capital invested
$1,289
$2,172
FY2002A FY2012A
BMC REVENUE GROWTH
CAGR of
Only 5%

[
25 ]
[
25 ]
The Same Compensation Plan…
DOES MANAGEMENT BELIEVE THEIR OWN STORY?
4
Source: Company Filings, Capital IQ, Bloomberg
1. Metrics as of 03/31/12; Peers as defined in BMC’s proxy filed with the SEC on 06/05/12 and include ATVI, ADBE, AKAM, ADSK, BRCD, CA, CTXS, CPWR, EA, INTU, JNPR, NTAP, CRM, SYMC, SNPS,
TDC, VRSN, VMW
2. As per BMC’s proxy filing from 06/05/12
3. Based on Company’s proxy filings. $121.6mm represents total realized compensation based on LTIP payout, stock option exercises, vested restricted stock and total cash compensation as disclosed in the
Company’s proxy filings
4. Based on Company’s Form 4 filings with SEC, between July 2003 to May 2012
BMC’S TSR VERSUS PEERS ¹
1 – Year 3 - Year
6
BMC still paid short-term incentives to its CEO and CFO despite a 1-year stockholder return of -19% during FY2012
— If stockholders lose 19% of their investment, why does management get incentive payments?
BMC’s CEO receives relatively high pay despite disappointing one and three-year relative stockholder returns
— BMC stock underperformed peers by 23% and 111% over the last 1 and 3 fiscal years, respectively ¹
— Despite this significant underperformance, BMC’s CEO received total compensation around the 89th percentile of its peer group in Fiscal 2012 ¹
This massive underperformance has damaged stockholder value, but not for BMC’s CEO, who received total compensation of $12.5mm² last year and $37.3mm² over the last three years and $121.6mm³ since 1996
BMC management compensation incentives are misaligned
“Revenue grew 5 percent to a record in its last fiscal year, ...profit, however, fell 12 percent and license bookings - a measure of future growth - fell 5 percent....Yet the board apparently felt the results were strong enough to make BMC's chief executive, Robert Beauchamp, one of the city's highest-paid executives, showering him with almost $12.7 million in total compensation”
If the CEO and CFO keep selling and
never buying, do they believe in the future?
Bob Stephen
Beauchamp Solcher
(Number of Securities) CEO CFO
Grant, Awards and Acquisitions 2,789,770 811,618
Exercise or Conversion 5,860,056 767,600
Sale of Securities 3,403,168 569,959
Purchase of Securities -- --
(19%)
4%
22%
133%
Peers Peers
Houston Chronicle (May 24, 2012)
–
BMC Software becomes a takeover target as investor calls for a sale

III. Our Director Nominees are a Better Choice

Elliott Has Proposed to Make BMC’s Board Stronger
To unlock BMC’s full potential, Elliott believes that BMC’s Board needs members who are strong leaders and who offer fresh perspectives and new ideas
—
We believe the current resistance to new ideas and thoughtful evaluation of all alternatives stems from a Board that lacks background and insight into the key issues BMC faces today
—
Moreover, the average tenure on BMC’s Board among the group of four existing Directors we propose replacing is over 15 years –
much higher than industry norm
—
These shortcomings render the current Board unable to effectively guide and challenge management to achieve the best possible outcome for stockholders
We propose that our four independent nominees join BMC’s Board, as they consist of respected technology industry executives with timely, relevant experience in areas critical to BMC’s future and who will work to maximize stockholder value
—
While we recognize that our slate would represent a minority of the Board, we believe their experience would enhance the quality of the Board immensely
—
Our slate includes three former enterprise software CEOs – the four incumbents have executive experience as a consultant, a government employee from the Federal Reserve, a manager of a recruiting company and a satellite/telecom background
Elliott believes that a vote for BMC’s directors is a vote for the status quo – the status quo may be best for the entrenched Board and management, but in our opinion is completely unacceptable for stockholders
Elliott believes that there is an opportunity for stockholders to realize SIGNIFICANTLY greater value through the addition of thoughtful and experienced technology executives to the Board who will encourage a full strategic and operational review with the aim of maximizing stockholder value
[
27 ]

[
28 ]
Board Oversight Would be Dramatically Improved with More Domain Expertise
KEY QUESTION KEY REFERENCE POINTS
Where is the Board’s
Sense of Propriety
as a Fiduciary?
Why, when management failed to set corporate
strategy and failed to execute against its
business plan, has BMC’s Board continued to
lavish management with outsized
compensation?
“Revenue grew 5 percent to a record in its last fiscal year, ....profit, however, fell 12 percent and license bookings - a measure of future growth - fell 5 percent....Yet the board apparently felt the results were strong enough to make BMC's chief executive, Robert Beauchamp, one of the city's highest-paid executives, showering him with almost
$12.7 million in total compensation”
[
28 ]
Where is the
Board’s Oversight?
Why has BMC’s Board failed to hold
management accountable for fundamentally
and materially misunderstanding the near-
term prospects for BMC’s “growth engine” – its
ESM segment?
“The assumptions underlying our full year fiscal 2012 expectations include… ESM license bookings growth in the low 20’s”
– May 4, 2011
Q4 2011 Earnings Call
“For fiscal 2012, total ESM license bookings were $506 million, down 11% from fiscal 2011.”
– May 9, 2012
Q4 2012 Earnings Call
Where is the Board’s
Strategic Guidance?
Why has the Board and Senior Management
failed to anticipate fundamental changes in
BMC’s end markets and customers’ needs and
to either build or buy these key capabilities that
are critical to BMC’s long-term competitive
success?
“We were then late, unfortunately, as you well know, to the SaaS market. So when it turned to SaaS, we didn't have a great answer at the same time”
– Bob Beauchamp, BMC CEO
Q4 2012 Earnings Call (May 9, 2012)
BMC’s Board stated as recently as June 19 that management’s incentives are aligned with stockholders. But it seems like it could be far better
– BMC Software becomes a takeover target as investor calls for a sale
Houston Chronicle (May 24, 2012)

[
29 ]
BMC Board’s Interests May Not be Aligned with the Stockholders
Outside Director Years on Board Shares Owned Total Beneficial Ownership ¹
Ownership % ²
Meldon Gafner 25 36,378 191,832
0.12%
Tom Tinsley 15 9,403 114,857
0.07%
Jon Barfield 11 5,697 41,151
0.03%
Kathleen O'Neil 10 21,778 202,232
0.13%
Thomas Jenkins 8 7,893 103,347
0.06%
Gary Bloom 5 16,478 79,432
0.05%
Louis Lavigne, Jr 4 16,378 69,332
0.04%
Mark Hawkins 2 9,248 14,702
0.01%
Stephan James 2 12,075 17,529
0.01%
Not only does the BMC Board lack relevant experience, its members also have little vested economic interest in the performance of the Company
Source: Company’s Definitive Proxy Filing dated 06/05/12
1. Total Beneficial Ownership includes shares owned, shares covered by exercisable options and shares issuable upon vesting of RSUs
2. Ownership percentage calculated as total beneficial ownership over outstanding common stock as of 05/04/12

[
30 ]
Opportunity to Improve BMC’s Board
Elliott has nominated four highly experienced and respected technology industry executives who share the view that BMC is underperforming and undervalued and who will work to explore all strategic and operational alternatives to maximize stockholder value
Moreover the Board Nominees have the requisite experience to help guide management through the operational challenges they face (e.g. sales force execution and efficiency, margin improvement opportunities)
CEO and Senior Management experience at leading technology companies (even competitors) provides the nominees significant operating experience and market knowledge to help the Board engage on BMC’s execution, growth and strategy today
Timely and relevant experience with SaaS, cloud management and other emerging technology trends to help understand new platforms impacting BMC today
Significant experience relating to execution and integration of targeted acquisitions (including large transformational acquisitions) will help BMC’s Board and management consider BMC’s operations in light of nearly 40 acquisitions done since 1994 and the value-maximizing strategy going forward
Deep operational experience with sizable organizations will help the Board to investigate BMC’s cost structure, efficiency and how best to maximize profitability while investing for growth
Extensive experience with M&A, sales and divestitures, private equity and leverage will help the Board thoughtfully evaluate all the pathways available to maximize stockholder value

[
31 ]
Opportunity to Improve BMC’s Board (cont’d)
Executive Vice President of Sales, Marketing & Strategy, as well as
Executive Vice President of Software & Solutions at Hewlett Packard,
during which time HP acquired leading enterprise software
companies Opsware and Mercury Interactive, among others (2006 -
2011)
CEO of Vignette, a leading content management software company, until 2005
Senior Vice President of Worldwide Sales at Siebel Systems (1999 -
2001)
17 years at IBM in various roles, including Vice President of Midrange
Systems, Vice President of Sales, Consumer Packaged Goods, and Vice
President, Sales Operations
M.B.A., with distinction, J.L. Kellogg Graduate School of Management at Northwestern University
B.S., Biomedical Engineering, University of Illinois
THOMAS HOGAN
Experience as top executive at
HP's Software and Solutions
business, a former public-
company CEO and diverse
experience at some of the
world's most prominent
enterprise software companies
InForte Corporation ¹
DataDirect Networks ²
Vignette ¹
1. Former Board affiliation
2. Advisory Board
"JIM" SCHAPER
Founder of Infor Global Solutions, a leading Enterprise Software company with 85,000 customers and 13,000 employees operating from
116 offices in 34 countries globally
Chairman of the Board (Dec. 2010 - present) and Chairman,
President & CEO (2002 - 2010)
Operating Partner at Golden Gate Capital (since 2000)
Formerly Chairman & CEO of Primis Corporation
Formerly Chief Operating Officer of Medaphis Corporation
Formerly Chief Operating Officer of Dun & Bradstreet Software
B.A., University of South Carolina.  3-time All American and National
Championship Track Team (1974)
Experience as Founder,
Chairman and CEO of one of
the largest enterprise software
companies in the world, and
over 30 years in the
Technology industry
Infor Global Solutions
Attachmate
Inovis ¹
Q2ebanking Software
SnagAJob.com
REPRESENTATIVE CREDENTIALS BOARD AFFILIATIONS

[
32 ]
JOHN DILLON
Opportunity to Improve BMC’s Board (cont’d)
CEO of Engine Yard, the leading cloud platform for automating and developing Ruby on Rails and PHP applications (2009 - present)
CEO for Navis, a private company specializing in software systems for operating large marine container terminals and distribution centers
(2002 to 2008)
CEO for Salesforce.com  (1999 - 2001)
CEO and Director of Hyperion Solutions (1997 - 1999)
Five years at Oracle in Sales Management (1987 - 1992)
Five years as a nuclear submarine officer in the United States Navy before beginning his civilian career
M.B.A., Golden Gate University
B.S., Engineering, United States Naval Academy
Senior Vice President of Hewlett Packard Corporation (2006 - 2011),
with responsibility for HP's Professional Services, Consulting and
Outsourcing businesses in North America (2009 - 2011)
20 years in various executive roles at Siemens AG (1985 - 2005), including CEO and President of Siemens Communications (2004 -
2005), responsible for all of Siemens enterprise, wireline and wireless business in the United States
Serves on the Advisory Board of leading technology companies, including Violin Memory and Opera Solutions, a leading provider of
"Big Data" analytics
Served over 10 years on the Board of Directors of leading publicly-
traded and private technology companies
Degree in Business Management from the Ludwig-Maximilians
University in Munich, Germany
ANDREAS “ANDY” MATTES
Experience as CEO and
Director for a diversified
group of leading publicly-
traded and private cloud
computing, SaaS and PaaS
companies
Centerpointe Community
Bank
Intacct Corporation
—
Leading SaaS provider
of ERP systems
Epicor Software ¹
—
Prior to its sale to Apax
Partners in 2011
Clearwell Systems ¹
—
Prior to its acquisition
by Symantec
TransAct Technologies
—
Global leader in
market-specific
printers for
transaction-based
industries
Experience as CEO and senior
executive for leading
multinational technology
companies, including
particular expertise in
Professional Services,
Consulting and Outsourcing
and "Big Data" analytics
Opera Solutions ²
Violin Memory ²
Radvision ¹
—
Prior to its sale to
Avaya in 2012
Mphasis Ltd. ¹
—
Leading provider of
application
development and other
IT services based in
Bangalore, India
REPRESENTATIVE CREDENTIALS BOARD AFFILIATIONS
1. Former Board affiliation
2. Advisory Board

IV. Conclusion

[
34 ]
[
34 ]
Conclusion
As mentioned in our previous letters to management, we have conducted an exhaustive analysis of BMC and have concluded that there exists significant unrealized value at the Company
For the last several weeks, we have actively encouraged BMC’s management and Board of Directors to work productively with Elliott and our Director nominees to explore pathways to unlock this significant value for the Company’s stockholders
Unfortunately, instead of engaging constructively with us, the Company's existing Board of Directors and management team have adopted a “bunker” mentality of short-sighted corporate defense with the goal of maintaining the status quo
Such irresponsible behavior does not further stockholder interests
—
Instead, it reinforces our view that BMC’s Board is deeply entrenched and is in critical need of new Directors who will take a thoughtful approach to value creation
A vote for BMC’s Directors is a vote for the status quo – the status quo may be best for the entrenched Board and management, but in our opinion is completely unacceptable for stockholders
Elliott’s nominees are independent, technology industry veterans with pertinent experience in areas critical to BMC’s future
We firmly believe our nominees offer the important, timely and relevant experience that the Board desperately needs
Elliott has nominated four highly qualified technology executives for election to BMC’s Board so that the Company can be positioned to realize its full-potential by exploring all of the available value enhancing alternatives
Elliott and its nominees remain committed to this process and are confident we can come to a positive outcome for BMC and its stockholders